EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

August 19, 2003

Credence Systems Corporation

215 Fourier Avenue

Fremont, California 94539

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 filed by Credence Systems Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 19, 2003 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of $180,000,000 aggregate principal amount of 1.50% Convertible Subordinated Notes due 2008 (the “Notes”) and 15,915,119 shares of the Company’s common stock, $0.001 par value per share (the “Conversion Shares”) issuable upon conversion of the Notes (the Conversion Shares and together with the Notes, the “Securities”). The Notes were issued pursuant to an Indenture dated June 2, 2003 (“Indenture”) by and between the Company and The Bank of New York, as trustee. The Securities are being offered by certain selling securityholders specified therein.

As counsel to the Company, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion, and based thereon we are of the opinion that:

1.    The Notes have been duly authorized and are valid and binding obligations of the Company.

2.    When issued upon conversion in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of Delaware and the laws of the State of New York, as currently in effect, and we express no opinion of the effect of laws of any other jurisdiction on the opinions expressed herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

cc: Byron Milstead, Esq.

      Credence Systems Corporation